Exhibit 99.1

Media Contact:
Michael Gillette: 941-681-3121, mgillette@sinofresh.com
Investor Relations: 941-232-9442, investorrelations@sinofresh.com

FOR IMMEDIATE RELEASE

SINOFRESH HEALTHCARE, INC. REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

ENGLEWOOD, FL, May 15, 2006 - SinoFresh HealthCare, Inc. (OTC BB: SFSH), developer and marketer of the only patented, over-the-counter nasal spray that targets the sources of many chronic sinus conditions, today announced its results for the first quarter of 2006.

Revenue in the first quarter of 2006 was $371,153, down from $487,856 in the first quarter of 2005. The decline in revenue is primarily attributable to the lack of funds available for marketing and advertising its lead nasal spray product. Gross profit in the first quarter of 2006 was $127,031 (34% of revenues), down from $338,077 (69% of revenues)
in the first quarter of 2005. The decrease in gross profit percentage is a result of inventory reserve charges for excess throat spray inventory as well as additional broker fees associated with a default on an amended broker agreement. New broker agreements, effective in April 2006, should provide for a substantial decrease in ongoing brokers fees.

Total operating expenses for first quarter 2006 were $672,078, compared to $1,241,651 for first quarter 2005. The decrease is primarily the result of a reduction in legal fees related to a lawsuit, which was favorably resolved in early 2006 and also due to the lack of any significant marketing and advertising activities.

Net loss for the first quarter 2006 was $703,400, or ($.05) per basic share, compared to a net loss of $1,059,299, or ($0.07) per basic share, in the first quarter of 2005.

Working capital deficit is approximately $3,125,000 as of March 31, 2006.

“The first quarter decline in revenues is a result of a lack of funds to support desired marketing initiatives. We continue to aggressively seek capital for such purposes.
We believe that the previously announced reformulation of our products will not only improve upon their effectiveness, but will also allow us to repackage and market the products using a message that consumers can better understand. Therefore, we believe that we have positioned ourselves for growth if we are successful in our fund raising efforts”, stated SinoFresh CEO and Chairman, Charles Fust.

About SinoFresh HealthCare, Inc.

SinoFresh HealthCare, Inc. is a developer and marketer of innovative upper respiratory system therapies. The Company is researching broad-spectrum antiseptic approaches to reducing viral, bacterial, and fungal organisms that are suspected to cause pathogenesis of the mouth, nose, and throat. The Company’s lead product, SinoFresh™ Nasal Mist, is a hygienic cleansing spray that kills germs and removes other nasal-sinus irritants. The Company is also researching how antiseptic cleansing may alleviate chronic sinus distress, a condition that may affect 37 million Americans annually. SinoFresh™ products are available in Wal-Mart, Walgreens, Rite Aid, CVS, Duane Reade, and other drug, grocery, and mass merchandise retailers. More information is available at www.sinofresh.com.

Safe Harbor Statement
Except for the historical information contained herein, this press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private
Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made and involve risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including risks summarized in the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 2005 (file No. 0-49764).  The Company’s actual results could differ materially from such forward-looking statements.  The Company undertakes no obligation to update any forward-looking statement or statements to reflect new events or circumstances or future developments.

SinoFresh™ is a trademark of SinoFresh HealthCare, Inc.